Exhibit 99

Investor Contact: Media Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike.zimmerman@mgic.com Katie Monfre, Corporate Communications, (414) 347-2650, katie.monfre@mgic.com

MGIC Investment Corporation Reports Third Quarter 2014 Results

MILWAUKEE (October 15, 2014) — MGIC Investment Corporation (NYSE:MTG) today reported net income for the quarter ended September 30, 2014 of $72.0 million, compared with net income of $12.1 million for the same quarter a year ago. Diluted earnings per share were $0.18 for the quarter ending September 30, 2014, compared to diluted earnings per share of $0.04 for the same quarter a year ago. Net income for the first nine months of 2014 was $177.5 million, compared with a net loss of $48.4 million for the same period last year.

Curt S. Culver, CEO and Chairman of the Board of Mortgage Guaranty Insurance Corporation (“MGIC”) and MTG, said “I am pleased to report we had another profitable quarter and that the amount of new insurance written increased 21% while the delinquency inventory declined more than 25% from the same period last year.” Relative to the recently proposed GSE mortgage insurance eligibility requirements he further added that “I fully expect that we will comply with the requirements, whether they are modified or not, and that MGIC will remain a vital part of the evolving U.S. housing finance system.”

Total revenues for the third quarter were $235.1 million, compared with $254.4 million in the third quarter last year. Net premiums written for the quarter were $222.9 million, compared with $234.3 million for the same period last year. Other revenue was $3.1 million compared to $2.5 million in the same quarter last year.

New insurance written in the third quarter was $10.4 billion, compared to $8.6 billion in the third quarter of 2013. New insurance written for the first nine months of 2014 was $23.9 billion, compared to $23.1 billion for the same period last year. Persistency, or the percentage of insurance remaining in force from one year prior, was 82.8 percent at September 30, 2014, compared with 79.5 percent at December 31, 2013, and 78.3 percent at September 30, 2013.

As of September 30, 2014, MGIC’s primary insurance in force was $162.4 billion, compared with $158.7 billion at December 31, 2013, and $159.2 billion at September 30, 2013. The fair value of MGIC Investment Corporation’s investment portfolio, cash and cash equivalents was $4.9 billion at September 30, 2014, compared with $5.2 billion at December 31, 2013, and $5.5 billion at September 30, 2013.

At September 30, 2014, the percentage of loans that were delinquent, excluding bulk loans, was 6.97 percent, compared with 8.92 percent at December 31, 2013, and 9.69 percent at September 30, 2013. Including bulk loans, the percentage of loans that were delinquent at September 30, 2014 was 8.65 percent, compared to 10.76 percent at December 31, 2013, and 11.51 percent at September 30, 2013.

Losses incurred in the third quarter were $115.3 million, compared to $180.2 million in the third quarter of 2013, reflecting fewer new delinquency notices received and lower claim rates on new and previously reported delinquencies. Net underwriting and other expenses were $37.0 million in the third quarter, compared to $48.0 million reported for the same period last year reflecting ceding commissions related to reinsurance.

Conference Call and Webcast Details

MGIC Investment Corporation will hold a conference call today, October 15, 2014, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-866-814-8483. The call is being webcast and can be accessed at the company’s website at http://mtg.mgic.com/ and clicking on the “Investor Information” button. A replay of the webcast will be available on the company’s website through November 15, 2014 under “Investor Information”.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality. At September 30, 2014 MGIC had $162.4 billion primary insurance in force covering approximately one million mortgages.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics are both available on the Company’s website at http://mtg.mgic.com/ under Investor Information,  Press Releases or Presentations/Webcasts.

From time to time MGIC Investment Corporation releases important information via postings on its corporate website without making any other disclosure and intends to continue to do so in the future. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings.  Enrollment information can be found at http://mtg.mgic.com under Investor Information.

Safe Harbor Statement

Forward Looking Statements and Risk Factors:

Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.

In addition, the current period financial results included in this press release may be affected by additional information that arises prior to the filing of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
		(Unaudited)
		(In thousands, except per share data)
Net premiums written	$222,905	$234,278	$654,310	$719,400

Net premiums earned	$209,035	$231,857	$630,782	$716,693
Investment income	22,355	20,250	63,691	59,461
Realized gains, net	632	189	923	3,933
Total other-than-temporary impairment losses	—	(328)	—	(328)
Portion of loss recognized in other comprehensive
income (loss), before taxes	—	—	—	—

Net impairment losses recognized in earnings	—	(328)	—	(328)
Other revenue	3,093	2,481	6,037	7,735

Total revenues	235,115	254,449	701,433	787,494
Losses and expenses:
Losses incurred	115,254	180,189	379,003	642,671
Change in premium deficiency reserve	(6,744)	(3,813)	(19,750)	(16,746)
Underwriting and other expenses, net	36,978	47,970	110,292	145,544
Interest expense	17,361	17,653	52,274	62,001

Total losses and expenses	162,849	241,999	521,819	833,470

Income (loss) before tax	72,266	12,450	179,614	(45,976)
Provision for income taxes	249	336	2,093	2,465

Net income (loss)	$72,017	$12,114	$177,521	$(48,441)

Diluted weighted average common shares
outstanding	413,576	339,426	413,473	302,996

Diluted earnings (loss) per share	$0.18	$0.04	$0.45	$(0.16)

NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains and losses.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	September 30,	December 31,	September 30,
	2014	2013	2013
		(Unaudited)
	(In thousands, except per share data)
ASSETS

Investments (1)	$4,630,001	$4,866,819	$5,020,172
Cash and cash equivalents	261,129	350,132	518,418
Prepaid reinsurance premiums	44,230	36,243	8,815
Reinsurance recoverable on loss reserves (2)	57,898	64,085	70,621
Home office and equipment, net	28,583	26,185	26,411
Deferred insurance policy acquisition costs	11,650	9,721	12,518
Other assets	305,887	248,205	200,583

	$5,339,378	$5,601,390	$5,857,538

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Loss reserves (2)	$2,527,582	$3,061,401	$3,352,994
Premium deficiency reserve	28,711	48,461	57,035
Unearned premiums	185,992	154,479	149,369
Senior notes	61,906	82,773	82,758
Convertible senior notes	845,000	845,000	845,000
Convertible junior debentures	389,522	389,522	389,522
Other liabilities	316,157	275,216	277,814

Total liabilities	4,354,870	4,856,852	5,154,492
Shareholders’ equity	984,508	744,538	703,046

	$5,339,378	$5,601,390	$5,857,538

Book value per share (3)	$2.91	$2.20	$2.08

(1) Investments include net unrealized losses on securities	(17,528)	(84,634)	(60,927)
(2) Loss reserves, net of reinsurance recoverable on loss reserves	2,469,684	2,997,316	3,282,373
(3) Shares outstanding	338,560	337,758	337,758

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
		(Unaudited)
		(In thousands, except per share data)
Diluted earnings per share contribution from realized gains (losses):
Realized gains and impairment losses	$632	$(139)	$923	$3,605
Income taxes at 35% (1)	—	—	—	—

After tax realized gains and impairment losses	632	(139)	923	3,605
Weighted average shares	413,576	339,426	413,473	302,996

Diluted EPS contribution from realized gains and
impairment losses	$—	$—	$—	$0.01

(1)	Due to the establishment of a valuation allowance, income taxes provided are not currently affected by realized gains or losses. Management believes the diluted earnings per share contribution from realized gains or losses provides useful information to investors because it shows the after-tax effect of these items, which can be discretionary.

Additional Information

	Q2 2013		Q3 2013		Q4 2013		Q1 2014		Q2 2014		Q3 2014
New primary insurance written (NIW) (billions)	$8.0		$8.6		$6.7		$5.2		$8.3		$10.4

New primary risk written (billions)	$2.0		$2.2		$1.7		$1.3		$2.1		$2.7

Product mix as a % of primary flow NIW
>95% LTVs	5%		5%		6%		2%		2%		2%
ARMs	1%		1%		1%		1%		1%		1%
Refinances	30%		18%		13%		15%		10%		12%

Primary Insurance In Force (IIF) (billions) (1)	$158.6		$159.2		$158.7		$157.9		$159.3		$162.4
Flow	$144.4		$145.5		$145.5		$145.0		$146.8		$150.2
Bulk	$14.2		$13.7		$13.2		$12.9		$12.5		$12.2

Prime (620 & >)	$139.3		$140.7		$141.0		$140.8		$142.9		$146.5
A minus (575 - 619)	$7.5		$7.2		$6.9		$6.7		$6.4		$6.2
Sub-Prime (< 575)	$2.1		$2.0		$1.9		$1.9		$1.8		$1.8
Reduced Doc (All FICOs)	$9.7		$9.3		$8.9		$8.5		$8.2		$7.9

Annual Persistency	78.0%		78.3%		79.5%		81.1%		82.4%		82.8%

Primary Risk In Force (RIF) (billions) (1)	$40.9		$41.1		$41.1		$40.9		$41.4		$42.3
Prime (620 & >)	$35.6		$36.0		$36.2		$36.3		$36.9		$38.0
A minus (575 - 619)	$2.1		$2.0		$1.9		$1.8		$1.8		$1.7
Sub-Prime (< 575)	$0.6		$0.6		$0.6		$0.5		$0.5		$0.5
Reduced Doc (All FICOs)	$2.6		$2.5		$2.4		$2.3		$2.2		$2.1

RIF by FICO
FICO 620 & >	92.7%		93.0%		93.3%		93.5%		93.7%		94.1%
FICO 575 - 619	5.6%		5.4%		5.1%		5.0%		4.8%		4.5%
FICO < 575	1.7%		1.6%		1.6%		1.5%		1.5%		1.4%

Average Coverage Ratio (RIF/IIF) (1)
Total	25.8%		25.8%		25.9%		25.9%		26.0%		26.0%
Prime (620 & >)	25.5%		25.6%		25.7%		25.7%		25.8%		25.9%
A minus (575 - 619)	27.5%		27.5%		27.5%		27.5%		27.6%		27.6%
Sub-Prime (< 575)	29.0%		29.0%		29.0%		29.0%		29.0%		29.0%
Reduced Doc (All FICOs)	26.8%		26.9%		26.9%		26.9%		26.9%		26.9%

Average Loan Size (thousands) (1)
Total IIF	$162.50		$164.21		$165.31		$166.33		$167.61		$169.05
Flow	$163.39		$165.32		$166.59		$167.75		$169.17		$170.74
Bulk	$153.93		$153.29		$152.48		$151.95		$151.24		$150.77

Prime (620 & >)	$164.48		$166.40		$167.66		$168.79		$170.17		$171.72
A minus (575 - 619)	$127.92		$127.78		$127.28		$127.14		$127.10		$126.81
Sub-Prime (< 575)	$119.21		$118.98		$118.51		$118.41		$118.26		$117.97
Reduced Doc (All FICOs)	$183.74		$183.50		$183.05		$182.75		$182.31		$182.02

Primary IIF — # of loans (1)	976,063		969,561		960,163		949,384		950,731		960,849
Prime (620 & >)	846,867		845,369		841,004		834,375		839,745		853,488
A minus (575 - 619)	58,825		56,544		54,245		52,252		50,377		48,727
Sub-Prime (< 575)	17,652		17,112		16,516		16,087		15,690		15,264
Reduced Doc (All FICOs)	52,719		50,536		48,398		46,670		44,919		43,370

Primary IIF — Default Roll Forward — # of Loans
Beginning Default Inventory	126,610		117,105		111,587		103,328		91,842		85,416
New Notices	25,425		27,755		25,779		23,346		21,178		22,927
Cures	(25,450)		(24,105)		(23,713)		(27,318)		(21,182)		(19,582)
Paids (including those charged to a deductible or captive)	(9,051)		(8,659)		(7,583)		(7,064)		(6,068)		(5,288)
Rescissions and denials	(429)		(509)		(469)		(450)		(354)		(319)
Items removed from inventory resulting from Countrywide Settlement on GSE loans (5)	—		—		(2,273)		—		—		—
Ending Default Inventory (4)	117,105		111,587		103,328		91,842		85,416		83,154

Primary claim received inventory included in ending default inventory (4)	10,637		9,858		6,948		5,990		5,398		5,194

Composition of Cures (6)
Reported delinquent and cured intraquarter	6,172		7,067		6,364		8,554		5,409		6,205

Number of payments delinquent prior to cure
3 payments or less	11,015		9,504		9,975		11,543		9,375		7,989
4-11 payments	5,697		4,866		4,688		4,920		4,496		3,651
12 payments or more	2,566		2,668		2,686		2,301		1,902		1,737
Total Cures in Quarter	25,450		24,105		23,713		27,318		21,182		19,582

Composition of Paids (6)
Number of payments delinquent at time of claim payment
3 payments or less	34		57		42		33		19		25
4-11 payments	1,268		1,205		1,067		965		750		550
12 payments or more	7,749		7,397		6,474		6,066		5,299		4,713
Total Paids in Quarter	9,051		8,659		7,583		7,064		6,068		5,288

Aging of Primary Default Inventory (4)
Consecutive months in default
3 months or less	18,760	16%	20,144	18%	18,941	18%	14,313	16%	15,297	18%	16,209	19%
4-11 months	26,377	23%	24,138	22%	24,514	24%	23,305	25%	19,362	23%	18,890	23%
12 months or more	71,968	61%	67,305	60%	59,873	58%	54,224	59%	50,757	59%	48,055	58%

Number of payments delinquent
3 payments or less	27,498	24%	28,777	26%	28,095	27%	23,035	25%	22,867	27%	23,769	28%
4-11 payments	27,299	23%	25,089	22%	24,605	24%	22,766	25%	19,666	23%	18,985	23%
12 payments or more	62,308	53%	57,721	52%	50,628	49%	46,041	50%	42,883	50%	40,400	49%

Primary IIF — # of Delinquent Loans (1)	117,105		111,587		103,328		91,842		85,416		83,154
Flow	89,822		85,232		77,851		68,473		63,308		61,323
Bulk	27,283		26,355		25,477		23,369		22,108		21,831

Prime (620 & >)	75,310		71,376		65,724		57,965		53,651		52,301
A minus (575 - 619)	17,682		17,311		16,496		14,518		13,699		13,474
Sub-Prime (< 575)	6,676		6,519		6,391		5,814		5,555		5,477
Reduced Doc (All FICOs)	17,437		16,381		14,717		13,545		12,511		11,902

	Q2 2013		Q3 2013		Q4 2013		Q1 2014		Q2 2014		Q3 2014

Primary IIF Default Rates (1)	12.00%		11.51%		10.76%		9.67%		8.98%		8.65%
Flow	10.16%		9.69%		8.92%		7.92%		7.30%		6.97%
Bulk	29.58%		29.44%		29.32%		27.46%		26.60%		26.89%

Prime (620 & >)	8.89%		8.44%		7.82%		6.95%		6.39%		6.13%
A minus (575 - 619)	30.06%		30.62%		30.41%		27.78%		27.19%		27.65%
Sub-Prime (< 575)	37.82%		38.10%		38.70%		36.14%		35.40%		35.88%
Reduced Doc (All FICOs)	33.08%		32.41%		30.41%		29.02%		27.85%		27.44%

Reserves
Primary
Direct Loss Reserves (millions)	$3,334		$3,109		$2,834		$2,629		$2,491		$2,362
Average Direct Reserve Per Default	$28,473		$27,858		$27,425		$28,630		$29,160		$28,404
Pool
Direct Loss Reserves (millions)	$113		$104		$99		$87		$77		$69
Ending Default Inventory	7,006		6,821		6,563		5,646		5,271		4,525
Pool claim received inventory included in ending default inventory	253		185		173		144		173		86
Reserves related to Freddie Mac settlement	$147		$136		$126		$115		$105		$94
Other Gross Reserves (millions) (3)	$5		$4		$2		$4		$3		$3

Net Paid Claims (millions) (1)	$433		$414		$481		$343		$300		$263
Flow	$332		$333		$302		$265		$225		$196
Bulk	$78		$63		$55		$59		$52		$46
Countrywide settlement on GSE loans (5)	$—		$—		$105		$—		$—		$—
Pool — with aggregate loss limits	$12		$8		$7		$9		$9		$6
Pool — without aggregate loss limits	$8		$6		$5		$5		$4		$3
Pool — Freddie Mac settlement	$10		$11		$10		$10		$11		$11
Reinsurance	$(18)		$(17)		$(11)		$(12)		$(8)		$(7)
Other (3)	$11		$10		$8		$7		$7		$8

Prime (620 & >) (6)	$292		$288		$254		$228		$191		$168
A minus (575 - 619) (6)	$47		$44		$39		$39		$33		$28
Sub-Prime (< 575) (6)	$14		$13		$9		$11		$10		$9
Reduced Doc (All FICOs) (6)	$57		$51		$55		$46		$43		$37

Primary Average Claim Payment (thousands) (1) (6)	$45.3		$45.7		$47.1		$45.9		$45.5		$45.8
Flow	$42.9		$43.9		$45.2		$43.9		$43.4		$43.5
Bulk	$59.8		$58.3		$60.8		$58.1		$57.8		$59.2

Prime (620 & >)	$43.7		$44.3		$45.2		$44.1		$43.8		$43.7
A minus (575 - 619)	$43.5		$43.4		$42.9		$43.9		$44.0		$43.3
Sub-Prime (< 575)	$46.3		$44.8		$44.1		$46.9		$42.3		$45.7
Reduced Doc (All FICOs)	$58.1		$59.4		$64.3		$59.8		$58.5		$63.1

Reinsurance
% insurance inforce subject to reinsurance	13.8%		18.2%		55.4%		55.9%		57.6%		59.4%
% Quarterly NIW subject to reinsurance	97.3%		96.2%		92.3%		93.0%		91.6%		90.1%
Ceded premium written (millions)	$11.8		$13.5		$42.0		$26.6		$28.3		$32.5
Ceding commissions (millions)	$1.7		$2.4		$7.6		$9.1		$9.6		$10.3
Captive trust fund assets (millions)	$276		$259		$249		$240		$228		$211

Direct Pool RIF (millions)
With aggregate loss limits	$410		$392		$376		$346		$338		$331
Without aggregate loss limits	$745		$682		$636		$601		$570		$536

Mortgage Guaranty Insurance Corporation — Risk to Capital	20.2:1		20.0:1		15.8:1		15.3:1		15.2:1		15.0:1	(7)
MGIC Indemnity Corporation — Risk to Capital	2.1:1		2.0:1		1.3:1		1.2:1		1.2:1		1.1:1	(7)
Combined Insurance Companies — Risk to Capital	23.0:1		22.7:1		18.4:1		17.6:1		17.3:1		17.0:1	(7)

GAAP loss ratio (insurance operations only) (2)	82.5%		77.7%		86.6%		57.2%		68.0%		55.1%
GAAP underwriting expense ratio (insurance operations only)	17.7%		18.1%		20.7%		15.7%		14.4%		14.9%

Note: The FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

Note: The results of our operations in Australia are included in the financial statements in this document but the additional information in this document does not include our Australian operations, unless otherwise noted, which are immaterial.

(1)	In accordance with industry practice, loans approved by GSE and other automated underwriting (AU) systems under “doc waiver” programs that do not require verification of borrower income are classified by MGIC as “full doc.” Based in part on information provided by the GSEs, MGIC estimates full doc loans of this type were approximately 4% of 2007 NIW. Information for other periods is not available. MGIC understands these AU systems grant such doc waivers for loans they judge to have higher credit quality. MGIC also understands that the GSEs terminated their “doc waiver” programs in the second half of 2008. Reduced documentation loans only appear in the reduced documentation category and do not appear in any of the other categories.

(2)	As calculated, does not reflect any effects due to premium deficiency.

(3)	Includes Australian operations

(4)	As of September 30, 2014, rescissions of coverage on approximately 1,575 loans had been voluntarily suspended, as we believed those loans could be covered by a settlement.

(5)	Refer to our risk factor titled “We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future” for information about our settlement with Countrywide.

(6)	Excludes items and dollars associated with the Countrywide Settlement on GSE loans

(7)	Preliminary

Risk Factors:

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires; “MGIC” refers to Mortgage Guaranty Insurance Corporation; and “MIC” refers to MGIC Indemnity Corporation.

We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain significantly more capital in order to maintain our eligibility.

Since 2008, substantially all of our insurance written has been for loans sold to Fannie Mae and Freddie Mac (the “GSEs”), each of which has mortgage insurer eligibility requirements. The existing eligibility requirements include a minimum financial strength rating of Aa3/AA-. Because MGIC does not meet such financial strength rating requirements (its financial strength rating from Moody’s is Ba3 (with a stable outlook) and from Standard & Poor’s is BB (with a positive outlook)), MGIC is currently operating with each GSE as an eligible insurer under a remediation plan.

On July 10, 2014, the conservator of the GSEs, the Federal Housing Finance Agency (“FHFA”), released draft Private Mortgage Insurer Eligibility Requirements (“draft PMIERs”). The draft PMIERs include revised financial requirements for mortgage insurers (the “GSE Financial Requirements”) that require a mortgage insurer’s “Available Assets” (generally only the most liquid assets of an insurer) to meet or exceed “Minimum Required Assets” (which are calculated from tables of factors with several risk dimensions and are subject to a floor amount).

The public input period for the draft PMIERs ended September 8, 2014. We currently expect the PMIERs to be published in final form by December 31, 2014 and the “effective date” to occur 180 days thereafter. Mortgage insurers will have up to two years after the final PMIERs are published to meet the GSE Financial Requirements (the “transition period”). A mortgage insurer that fails to certify by the effective date that it meets the GSE Financial Requirements would be subject to a transition plan having milestones for actions to achieve compliance. The transition plan would be submitted for the approval of each GSE within 90 days after the effective date, and if approved, the GSEs would monitor the insurer’s progress. During the transition period for an insurer with an approved transition plan, an insurer would be in remediation (a status similar to the one under which MGIC has been operating with the GSEs for over five years) and eligible to provide mortgage insurance on loans owned or guaranteed by the GSEs.

Although we believe we have sufficient claims paying resources to meet our claim obligations on our insurance in force on a timely basis, we expect that if the draft PMIERs are implemented as released, as of December 31, 2014, MGIC would have a shortfall in Available Assets. In July 2014, we projected that as of December 31, 2014, we would have a shortfall in Available Assets of approximately $600 million, and that such shortfall would be reduced through operations so that as of December 31, 2016 (the expected end of the transition period), it would be approximately $300 million. The shortfall projections at both dates assumed the risk in force and capital of MIC are repatriated to MGIC, and full credit is given in the calculation of Minimum Required Assets for our existing reinsurance transaction (approximately $500 million of credit at December 31, 2014, increasing to $600 million of credit at December 31, 2016). However, we do not expect to receive full credit for our current reinsurance transaction. As a result, we are in discussions with the reinsurers participating in our existing reinsurance transaction regarding modifications to the agreement so that any reduction in the credit would be minimized. We have not updated these projections, but do not believe they would have changed significantly.

As of September 30, 2014, we had approximately $517 million of cash and investments at our holding company, a portion of which we believe may be available for future contribution to MGIC. Furthermore, there are regulated insurance affiliates of MGIC that have approximately $100 million of assets as of September 30, 2014. We expect that, subject to regulatory approval, we would be able to use a material portion of these assets to increase the Available Assets of MGIC. Additionally, if the draft PMIERs are implemented as released, we would consider seeking additional reinsurance and/or non-dilutive debt capital to mitigate the shortfall. We believe we will be able to use a combination of the alternatives outlined above so that MGIC will meet the GSE Financial Requirements of the draft PMIERs even if they are implemented as released. However, factors that may negatively impact MGIC’s ability to comply with the GSE Financial Requirements within the transition period include the following:

•	Changes in the actual PMIERs adopted from the draft PMIERs may increase the amount of the MGIC’s Minimum Required Assets or reduce its Available Assets, with the result that the shortfall in Available Assets could increase;

•	We may not obtain regulatory approval to transfer assets from MGIC’s regulated insurance affiliates to the extent we are assuming because regulators project higher losses than we project or require a level of capital be maintained in these companies higher than we are assuming;

•	We may not be able to access the non-dilutive debt markets due to market conditions, concern about our creditworthiness, or other factors, in a manner sufficient to provide the funds we are assuming;

•	We may not be able to achieve modifications in our existing reinsurance arrangements necessary to minimize the reduction in the credit for reinsurance under the draft PMIERs;

•	We may not be able to obtain additional reinsurance necessary to further reduce the Minimum Required Assets due to market capacity, pricing or other reasons; and

•	Our future operating results may be negatively impacted by the matters discussed in the rest of these risk factors. Such matters could decrease our revenues, increase our losses or require the use of assets, thereby reducing our Available Assets and increasing our shortfall in Available Assets, or they could increase the Minimum Required Assets, also increasing our shortfall in Available Assets.

There also can be no assurance that the GSEs would not make the GSE Financial Requirements more onerous in the future; in this regard, the draft PMIERs provide that the tables of factors that determine Minimum Required Assets may be updated to reflect changes in risk characteristics and the macroeconomic environment. If MGIC ceases to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings.

If we increase the amount of Available Assets we hold in order to continue to insure GSE loans, the amount of capital we hold may increase. If we increase the amount of capital we hold with respect to insured loans, our returns may decrease unless we increase premiums. An increase in premium rates may not be feasible for a number of reasons, including competition from other private mortgage insurers, the FHA or other credit enhancement products.

State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.

The insurance laws of 16 jurisdictions, including Wisconsin, our domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to the risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “State Capital Requirements” and, together with the GSE Financial Requirements, the “Financial Requirements.” While they vary among jurisdictions, the most common State Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if (i) the percentage decrease in capital exceeds the percentage decrease in insured risk, or (ii) the percentage increase in capital is less than the percentage increase in insured risk. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.

In 2013, we entered into a quota share reinsurance transaction with a group of unaffiliated reinsurers that reduced our risk-to-capital ratio. At September 30, 2014, MGIC’s risk-to-capital ratio was 15.0 to 1, below the maximum allowed by the jurisdictions with State Capital Requirements, and its policyholder position was $605 million above the required MPP of $1.0 billion. It is possible that under the revised State Capital Requirements discussed below, MGIC will not be allowed full credit for the risk ceded to the reinsurers. If MGIC is disallowed full credit under either the State Capital Requirements or the GSE Financial Requirements, MGIC may terminate the transaction, without penalty. At this time, we expect MGIC to continue to comply with the current State Capital Requirements, however, you should read the rest of these risk factors for information about matters that could negatively affect such compliance.

At September 30, 2014, the risk-to-capital ratio of our combined insurance operations (which includes reinsurance affiliates) was 17.0 to 1. Reinsurance transactions with affiliates permit MGIC to write insurance with a higher coverage percentage than it could on its own under certain state-specific requirements. A higher risk-to-capital ratio on a combined basis may indicate that, in order for MGIC to continue to utilize reinsurance arrangements with its affiliates, unless a waiver of the State Capital Requirements of Wisconsin continues to be effective, additional capital contributions to the reinsurance affiliates could be needed.

The National Association of Insurance Commissioners (“NAIC”) previously announced that it plans to revise the minimum capital and surplus requirements for mortgage insurers that are provided for in its Mortgage Guaranty Insurance Model Act. A working group of state regulators is considering this issue, although no date has been established by which the NAIC must propose revisions to such requirements. Depending on the scope of revisions made by the NAIC, MGIC may be prevented from writing new business in the jurisdictions adopting such revisions.

If MGIC fails to meet the State Capital Requirements of Wisconsin and is unable to obtain a waiver of them from the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”), MGIC could be prevented from writing new business in all jurisdictions. If MGIC fails to meet the State Capital Requirements of a jurisdiction other than Wisconsin and is unable to obtain a waiver of them, MGIC could be prevented from writing new business in that particular jurisdiction. It is possible that regulatory action by one or more jurisdictions, including those that do not have specific State Capital Requirements, may prevent MGIC from continuing to write new insurance in such jurisdictions. If we are unable to write business in all jurisdictions, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the future ability of our insurance operations to meet the Financial Requirements may affect its willingness to procure insurance from us. In this regard, see our risk factor titled “Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.”A possible future failure by MGIC to meet the Financial Requirements will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. While we believe MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, you should read the rest of these risk factors for information about matters that could negatively affect MGIC’s claims paying resources.

We have in place a longstanding plan to write new business in MIC, a direct subsidiary of MGIC, in the event MGIC cannot meet the State Capital Requirements of a jurisdiction or obtain a waiver of them. Writing business in MIC would be subject to any repatriation to MGIC of MIC’s capital in order to comply with the PMIERs, as discussed in our risk factor titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain significantly more capital in order to maintain our eligibility.” MIC is licensed to write business in all jurisdictions. During 2012, MIC began writing new business in the jurisdictions where MGIC did not meet and did not have a waiver of the State Capital Requirements. MIC suspended writing new business in 2013 because MGIC again meets the State Capital Requirements and is writing new business in all jurisdictions. As of September 30, 2014, MIC had statutory capital of $466 million and risk in force, net of reinsurance, of approximately $547 million and met all State Capital Requirements. Before MIC may again write new business, it must obtain the necessary approvals from the OCI and the GSEs. We cannot assure you that the OCI and the GSEs would again approve MIC to write new business in all jurisdictions if in the future MGIC became unable to do so.

The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduced number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.

The financial reform legislation that was passed in July 2010 (the “Dodd-Frank Act” or “Dodd-Frank”) requires lenders to consider a borrower’s ability to repay a home loan before extending credit. The Consumer Financial Protection Bureau (“CFPB”) rule defining “Qualified Mortgage” (“QM”) for purposes of implementing the “ability to repay” law became effective in January 2014. There is a temporary category of QMs for mortgages that satisfy the general product feature requirements of QMs and meet the GSEs’ underwriting requirements (the “temporary category”). The temporary category will phase out when the GSEs’ conservatorship ends, or if sooner, after seven years. We may insure loans that do not qualify as QMs, however, we are unsure the extent to which lenders will make non-QM loans because they will not be entitled to the presumptions about compliance with the “ability to repay” requirements that the law allows lenders with respect to QM loans. We are also unsure the extent to which lenders will purchase private mortgage insurance for loans that cannot be sold to the GSEs.

The U.S. Department of Housing and Urban Development (“HUD”) definition of QM that applies to loans insured by the Federal Housing Administration (“FHA”) became effective in January 2014. HUD’s QM definition is less restrictive than the CFPB’s definition in certain respects, including that (i) it has no limit on the debt-to-income ratio of a borrower, and (ii) it allows the lender certain presumptions about compliance with the “ability to repay” requirements on higher priced loans. It is possible that lenders will prefer FHA-insured loans to loans insured by private mortgage insurance as a result of the FHA’s less restrictive QM definition.

Given the credit characteristics presented to us, we estimate that approximately 87% of our new risk written in 2013 and 84% of our new risk written in the first nine months of 2014 was for loans that would have met the CFPB’s general QM definition. We estimate that approximately 99% of our new risk written in 2013 and in the first nine months of 2014 was for loans that would have met the CFPB’s QM definition, when giving effect to the temporary category. In making these estimates, we have not considered the limitation on points and fees because the information is not available to us. We do not believe such limitation would materially affect the percentage of our new risk written meeting the QM definitions.

The Dodd-Frank Act requires a securitizer to retain at least 5% of the risk associated with mortgage loans that are securitized, and in some cases the retained risk may be allocated between the securitizer and the lender that originated the loan. This risk retention requirement does not apply to mortgage loans that are Qualified Residential Mortgages (“QRMs”) or that are insured by the FHA or another federal agency. A proposed rule released by federal regulators in August 2013 generally defines QRM as a mortgage meeting the requirements of a QM. The regulators also proposed an alternative QRM definition (“QM-plus”) which utilizes certain QM criteria but also includes a maximum loan-to-value ratio (“LTV”) of 70%. Neither of the revised definitions of QRM considers the use of mortgage insurance for purposes of calculating LTV. While substantially all of our new risk written in 2013 and in the first nine months of 2014 was on loans that met the QM definition (and, therefore, the proposed general QRM definition), none of our new insurance written met the QM-plus definition. The public comment period for the proposed rule expired on October 30, 2013. The final timing of the adoption of any risk retention regulation and the definition of QRM remains uncertain. Because of the capital support provided by the U.S. Government, the GSEs satisfy the Dodd-Frank risk-retention requirements while they are in conservatorship. Therefore, lenders that originate loans that are sold to the GSEs while they are in conservatorship would not be required to retain risk associated with those loans.

The amount of new insurance that we write may be materially adversely affected depending on, among other things, (a) the final definition of QRM and its LTV requirements and (b) whether lenders choose mortgage insurance for non-QRM loans. In addition, changes in the final regulations regarding treatment of GSE-guaranteed mortgage loans, or changes in the conservatorship or capital support provided to the GSEs by the U.S. Government, could impact the manner in which the risk-retention rules apply to GSE securitizations, originators who sell loans to GSEs and our business. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.”

Alternatives to private mortgage insurance include:

•	lenders using government mortgage insurance programs, including those of the FHA and the Veterans Administration,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors (including the GSEs) using risk mitigation techniques other than private mortgage insurance, such as obtaining insurance from non-mortgage insurers and engaging in credit-linked note transactions executed in the capital markets; using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage; or accepting credit risk without credit enhancement, and

•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

The FHA substantially increased its market share beginning in 2008, and beginning in 2011, that market share began to gradually decline. We believe that the FHA’s market share increased, in part, because private mortgage insurers tightened their underwriting guidelines (which led to increased utilization of the FHA’s programs), the GSEs increased their loan level price adjustments (which result in higher costs to borrowers), the Ginnie Mae securitization of FHA-insured loans offered lenders higher returns than those obtained by selling loans to Fannie Mae or Freddie Mac for securitization, and federal legislation and programs provided the FHA with greater flexibility in establishing new products. We cannot predict how these factors will change in the future, therefore, we cannot predict the FHA’s share of new insurance written in the future. We believe that the FHA’s current premium pricing, when compared to our current credit-tiered premium pricing (and considering the effects of GSE pricing changes), has allowed us to be more competitive with the FHA than in the recent past for loans with high FICO credit scores.

Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.

Since 2008, substantially all of our insurance written has been for loans sold to Fannie Mae and Freddie Mac. The business practices of the GSEs affect the entire relationship between them, lenders and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation), when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level price adjustments and guaranty fees (which result in higher costs to borrowers) that the GSEs assess on loans that require mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	the underwriting standards that determine what loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

•	the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase,

•	the extent to which the GSEs intervene in mortgage insurers’ rescission practices or rescission settlement practices with lenders. For additional information, see our risk factor titled “We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future,” and

•	the maximum loan limits of the GSEs in comparison to those of the FHA and other investors.

The FHFA is the conservator of the GSEs and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential mortgage market through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change in ways that have a material adverse effect on us. In addition, these factors may increase the likelihood that the charters of the GSEs are changed by new federal legislation. The Dodd-Frank Act required the U.S. Department of the Treasury to report its recommendations regarding options for ending the conservatorship of the GSEs. This report did not provide any definitive timeline for GSE reform, however, it did recommend using a combination of federal housing policy changes to wind down the GSEs, shrink the government’s footprint in housing finance (including FHA insurance), and help bring private capital back to the mortgage market. Since then, Members of Congress introduced several bills intended to change the business practices of the GSEs and the FHA; however, no legislation has been enacted. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the domestic residential housing finance system in the future or the impact of any such changes on our business. In addition, the timing of the impact of any resulting changes on our business is uncertain. Most meaningful changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.

The GSEs have different loan purchase programs that allow different levels of mortgage insurance coverage. Under the “charter coverage” program, on certain loans lenders may choose a mortgage insurance coverage percentage that is less than the GSEs’ “standard coverage” and only the minimum required by the GSEs’ charters, with the GSEs paying a lower price for such loans. In 2013 and in the first nine months of 2014, nearly all of our volume was on loans with GSE standard or higher coverage. We charge higher premium rates for higher coverage percentages. To the extent lenders selling loans to the GSEs in the future choose lower coverage for loans that we insure, our revenues would be reduced and we could experience other adverse effects.

The benefit of our net operating loss carryforwards may become substantially limited.

As of September 30, 2014, we had approximately $2.5 billion of net operating losses for tax purposes that we can use in certain circumstances to offset future taxable income and thus reduce our federal income tax liability. Our ability to utilize these net operating losses to offset future taxable income may be significantly limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the corporation’s subsequent use of net operating loss carryovers that arose from pre-ownership change periods and use of losses that are subsequently recognized with respect to assets that had a built-in-loss on the date of the ownership change. The amount of the annual limitation generally equals the value of the corporation immediately before the ownership change multiplied by the long-term tax-exempt interest rate (subject to certain adjustments). To the extent that the limitation in a post-ownership-change year is not fully utilized, the amount of the limitation for the succeeding year will be increased.

While we have adopted a shareholder rights agreement to minimize the likelihood of transactions in our stock resulting in an ownership change, future issuances of equity-linked securities or transactions in our stock and equity-linked securities that may not be within our control may cause us to experience an ownership change. If we experience an ownership change, we may not be able to fully utilize our net operating losses, resulting in additional income taxes and a reduction in our shareholders’ equity.

We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.

Before paying a claim, we review the loan and servicing files to determine the appropriateness of the claim amount. All of our insurance policies provide that we can reduce or deny a claim if the servicer did not comply with its obligations under our insurance policy, including the requirement to mitigate our loss by performing reasonable loss mitigation efforts or, for example, diligently pursuing a foreclosure or bankruptcy relief in a timely manner. We call such reduction of claims submitted to us “curtailments.” In 2013 and the first nine months of 2014, curtailments reduced our average claim paid by approximately 5.8% and 6.5%, respectively. In addition, the claims submitted to us sometimes include costs and expenses not covered by our insurance policies, such as hazard insurance premiums for periods after the claim date and losses resulting from property damage that has not been repaired. These other adjustments reduced claim amounts by less than the amount of curtailments. After we pay a claim, servicers and insureds sometimes object to our curtailments and other adjustments. We review these objections if they are sent to us within 90 days after the claim was paid.

When reviewing the loan file associated with a claim, we may determine that we have the right to rescind coverage on the loan. Prior to 2008, rescissions of coverage on loans were not a material portion of our claims resolved during a year. However, beginning in 2008, our rescissions of coverage on loans have materially mitigated our paid losses. In 2009 through 2011, rescissions mitigated our paid losses in the aggregate by approximately $3.0 billion; and in 2012, 2013 and the first half of 2014, rescissions mitigated our paid losses by approximately $0.3 billion, $135 million and $75 million, respectively (in each case, the figure includes amounts that would have either resulted in a claim payment or been charged to a deductible under a bulk or pool policy, and may have been charged to a captive reinsurer). In recent quarters, approximately 5% of claims received in a quarter have been resolved by rescissions, down from the peak of approximately 28% in the first half of 2009.

We estimate rescissions mitigated our incurred losses by approximately $2.5 billion in 2009 and $0.2 billion in 2010. These figures include the benefit of claims not paid in the period as well as the impact of changes in our estimated expected rescission activity on our loss reserves in the period. In 2012, we estimate that our rescission benefit in loss reserves was reduced by $0.2 billion due to probable rescission settlement agreements. We estimate that other rescissions had no significant impact on our losses incurred in 2011 through the first nine months of 2014. Our loss reserving methodology incorporates our estimates of future rescissions and reversals of rescissions. Historically, reversals of rescissions have been immaterial. A variance between ultimate actual rescission and reversal rates and our estimates, as a result of the outcome of litigation, settlements or other factors, could materially affect our losses.

If the insured disputes our right to rescind coverage, we generally engage in discussions in an attempt to settle the dispute. As part of those discussions, we may voluntarily suspend rescissions we believe may be part of a settlement. In 2011, Freddie Mac advised its servicers that they must obtain its prior approval for rescission settlements, Fannie Mae advised its servicers that they are prohibited from entering into such settlements and Fannie Mae notified us that we must obtain its prior approval to enter into certain settlements. Since those announcements, the GSEs have consented to our settlement agreements with two customers, one of which is Countrywide, as discussed below, and have rejected other settlement agreements. We have reached and implemented settlement agreements that do not require GSE approval, but they have not been material in the aggregate.

If we are unable to reach a settlement, the outcome of a dispute ultimately would be determined by legal proceedings. Under our policies, legal proceedings disputing our right to rescind coverage may be brought up to three years after the lender has obtained title to the property (typically through a foreclosure) or the property was sold in a sale that we approved, whichever is applicable, although in a few jurisdictions there is a longer time to bring such an action.

Until a liability associated with a settlement agreement or litigation becomes probable and can be reasonably estimated, we consider our claim payment or rescission resolved for financial reporting purposes even though discussions and legal proceedings have been initiated and are ongoing. Under ASC 450-20, an estimated loss from such discussions and proceedings is accrued for only if we determine that the loss is probable and can be reasonably estimated.

Since December 2009, we have been involved in legal proceedings with Countrywide Home Loans, Inc. (“CHL”) and its affiliate, Bank of America, N.A., as successor to Countrywide Home Loans Servicing LP (“BANA” and collectively with CHL, “Countrywide”) in which Countrywide alleged that MGIC denied valid mortgage insurance claims. (In our SEC reports, we refer to insurance rescissions and denials of claims collectively as “rescissions” and variations of that term.) In addition to the claim amounts it alleged MGIC had improperly denied, Countrywide contended it was entitled to other damages of almost $700 million as well as exemplary damages. We sought a determination in those proceedings that we were entitled to rescind coverage on the applicable loans.

In April 2013, MGIC entered into separate settlement agreements with CHL and BANA, pursuant to which the parties will settle the Countrywide litigation as it relates to MGIC’s rescission practices (as amended, the “Agreements”). The original Agreements are described in our Form 8-K filed with the SEC on April 25, 2013. The original Agreements are filed as exhibits to that Form 8-K and amendments were filed with our Forms 10-Q for the quarters ended September 30, 2013 and March 31, 2014, and June 30, 2014, and our Form 10-K for 2013, and amendments to the Agreement with CHL extending certain deadlines will be filed with our Form 10-Q for the quarter ended September 30, 2014. Certain portions of the Agreements are redacted and covered by confidential treatment requests that have been granted.

The Agreement with BANA covers loans purchased by the GSEs. That original Agreement was implemented beginning in November 2013 and we resolved all related suspended rescissions in November and December 2013 by paying the associated claim or processing the rescission. The pending arbitration proceedings concerning the loans covered by that agreement have been dismissed, the mutual releases between the parties regarding such loans have become effective and the litigation between the parties regarding such loans is to be dismissed.

The Agreement with CHL covers loans that were purchased by non-GSE investors, including securitization trusts (the “other investors”). That Agreement will be implemented only as and to the extent that it is consented to by or on behalf of the other investors. While there can be no assurance that the Agreement with CHL will be implemented, we have determined that its implementation is probable.

We recorded the estimated impact of the Agreements and another probable settlement in our financial statements for the quarter ending December 31, 2012. We have also recorded the estimated impact of other probable settlements, including a previously disclosed curtailment dispute with Countrywide. The estimated impact that we recorded is our best estimate of our loss from these matters. We estimate that the maximum exposure above the best estimate provision we recorded is $670 million, of which about 58% is related to claims paying practices subject to the Agreement with CHL and the curtailment dispute with Countrywide. If we are not able to implement the Agreement with CHL or the other settlements we consider probable, we intend to defend MGIC vigorously against any related legal proceedings.

The flow policies at issue with Countrywide are in the same form as the flow policies that we used with all of our customers during the period covered by the Agreements, and the bulk policies at issue vary from one another, but are generally similar to those used in the majority of our Wall Street bulk transactions.

We are involved in discussions and legal and consensual proceedings with customers with respect to our claims paying practices. Although it is reasonably possible that when these discussions or proceedings are completed we will not prevail in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability. We estimate the maximum exposure associated with these discussions and proceedings to be approximately $38 million, although we believe we will ultimately resolve these matters for significantly less than this amount.

The estimates of our maximum exposure referred to above do not include interest or consequential or exemplary damages.

Consumers continue to bring lawsuits against home mortgage lenders and settlement service providers. Mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in December 2004, following denial of class certification in June 2004. Since December 2006, class action litigation has been brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. Beginning in December 2011, MGIC, together with various mortgage lenders and other mortgage insurers, has been named as a defendant in twelve lawsuits, alleged to be class actions, filed in various U.S. District Courts. Seven of those cases have previously been dismissed without any further opportunity to appeal. The complaints in all of the cases allege various causes of action related to the captive mortgage reinsurance arrangements of the mortgage lenders, including that the lenders’ captive reinsurers received excessive premiums in relation to the risk assumed by those captives, thereby violating RESPA. MGIC denies any wrongdoing and intends to vigorously defend itself against the allegations in the lawsuits. There can be no assurance that we will not be subject to further litigation under RESPA (or FCRA) or that the outcome of any such litigation, including the lawsuits mentioned above, would not have a material adverse effect on us.

In 2013, the U.S. District Court for the Southern District of Florida approved a settlement with the CFPB that resolved a federal investigation of MGIC’s participation in captive reinsurance arrangements in the mortgage insurance industry. The settlement concluded the investigation with respect to MGIC without the CFPB or the court making any findings of wrongdoing. As part of the settlement, MGIC agreed that it would not enter into any new captive reinsurance agreement or reinsure any new loans under any existing captive reinsurance agreement for a period of ten years. MGIC had voluntarily suspended most of its captive arrangements in 2008 in response to market conditions and GSE requests. In connection with the settlement, MGIC paid a civil penalty of $2.65 million and the court issued an injunction prohibiting MGIC from violating any provisions of RESPA.

We received requests from the Minnesota Department of Commerce (the “MN Department”) beginning in February 2006 regarding captive mortgage reinsurance and certain other matters in response to which MGIC has provided information on several occasions, including as recently as May 2011. In August 2013, MGIC and several competitors received a draft Consent Order from the MN Department containing proposed conditions to resolve its investigation, including unspecified penalties. We are engaged in discussions with the MN Department regarding the draft Consent Order. We also received a request in June 2005 from the New York Department of Financial Services for information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. Other insurance departments or other officials, including attorneys general, may also seek information about, investigate, or seek remedies regarding captive mortgage reinsurance.

Various regulators, including the CFPB, state insurance commissioners and state attorneys general may bring actions seeking various forms of relief in connection with violations of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our practices are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.

We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. State insurance regulatory authorities could take actions, including changes in capital requirements, that could have a material adverse effect on us. In addition, the CFPB may issue additional rules or regulations, which may materially affect our business.

In December 2013, the U.S. Treasury Department’s Federal Insurance Office released a report that calls for federal standards and oversight for mortgage insurers to be developed and implemented. It is uncertain what form the standards and oversight will take and when they will become effective.

We understand several law firms have, among other things, issued press releases to the effect that they are investigating us, including whether the fiduciaries of our 401(k) plan breached their fiduciary duties regarding the plan’s investment in or holding of our common stock or whether we breached other legal or fiduciary obligations to our shareholders. We intend to defend vigorously any proceedings that may result from these investigations. With limited exceptions, our bylaws provide that our officers and 401(k) plan fiduciaries are entitled to indemnification from us for claims against them.

A non-insurance subsidiary of our holding company is a shareholder of the corporation that operates the Mortgage Electronic Registration System (“MERS”). Our subsidiary, as a shareholder of MERS, has been named as a defendant (along with MERS and its other shareholders) in eight lawsuits asserting various causes of action arising from allegedly improper recording and foreclosure activities by MERS. Seven of these lawsuits have been dismissed without any further opportunity to appeal. The remaining lawsuit had also been dismissed by the U.S. District Court, however, the plaintiff in that lawsuit filed a motion for reconsideration by the U.S. District Court and to certify a related question of law to the Supreme Court of the State in which the U.S. District Court is located. That motion for reconsideration was denied, however, in May 2014, the plaintiff appealed the denial. The damages sought in this remaining case are substantial. We deny any wrongdoing and intend to defend ourselves vigorously against the allegations in the lawsuit.

In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.

Resolution of our dispute with the Internal Revenue Service could adversely affect us.

As previously disclosed, the Internal Revenue Service (“IRS”) completed examinations of our federal income tax returns for the years 2000 through 2007 and issued proposed assessments for unpaid taxes, interest and penalties related to our treatment of the flow-through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). The IRS indicated that it did not believe that, for various reasons, we had established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. We appealed these assessments within the IRS and in 2007 we made a payment of $65.2 million to the United States Department of the Treasury related to these assessments. In August 2010, we reached a tentative settlement agreement with the IRS which was not finalized. On September 10, 2014, we received Notices of Deficiency (commonly referred to as “90 day letters”) covering the 2000-2007 tax years. The Notices of Deficiency reflect unpaid taxes and penalties related to the REMIC matters of $197.5 million and at September 30, 2014, there would also be interest related to these matters of approximately $164.8 million. In addition, depending on the outcome of this matter, additional state income taxes and state interest may become due when a final resolution is reached. As of September 30, 2014, those state taxes and interest would approximate $47.0 million. In addition, there could also be state tax penalties. The Notices of Deficiency also reflected additional amounts due of $261.4 million, which are primarily associated with the disallowance of the carryback of the 2009 net operating loss to the 2004-2007 tax years. We believe the IRS included the carryback adjustments as a precaution to keep open the statute of limitations on collection of the tax that was refunded when this loss was carried back, and not because the IRS actually intends to disallow the carryback permanently.

We have until December 8, 2014 to either pay the assessed tax liabilities, penalties and interest in full (after which we could file a lawsuit in U.S. District Court to recover the payments) or petition the U.S. Tax Court to litigate the deficiency amounts. Any resulting litigation could be lengthy and costly in terms of legal fees and related expenses. We can provide no assurance regarding the outcome of any such litigation or whether a compromised settlement with the IRS will ultimately be reached and finalized. Our total amount of unrecognized tax benefits as of September 30, 2014 is $106.0 million, which represents the tax benefits generated by the REMIC portfolio included in our tax returns that we have not taken benefit for in our financial statements, including any related interest. We continue to believe that our previously recorded tax provisions and liabilities are appropriate. However, we would need to make appropriate adjustments, which could be material, to our tax provision and liabilities if our view of the probability of success in this matter changes, and the ultimate resolution of this matter could have a material negative impact on our effective tax rate, results of operations, cash flows, available assets and statutory capital. In this regard, see our risk factors titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain significantly more capital in order to maintain our eligibility” and “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.

In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, we establish loss reserves only for loans in default. Reserves are established for insurance losses and loss adjustment expenses when notices of default on insured mortgage loans are received. Reserves are also established for insurance losses and loss adjustment expenses for loans we estimate are in default but for which notices of default have not yet been reported to us by the servicers (this is often referred to as “IBNR”). We establish reserves using estimated claim rates and claim amounts. Because our reserving method does not take account of losses that could occur from loans that are not delinquent, such losses are not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses on loans that are not currently delinquent may have a material impact on future results as such losses emerge.

Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.

We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions. We rescind coverage on loans and deny claims in cases where we believe our policy allows us to do so. Therefore, when establishing our loss reserves, we do not include additional loss reserves that would reflect a possible adverse development from ongoing dispute resolution proceedings regarding rescissions and denials unless we have determined that a loss is probable and can be reasonably estimated. For more information regarding our legal proceedings, see our risk factor titled “We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.”

The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Current conditions in the housing and mortgage industries make the assumptions that we use to establish loss reserves more volatile than they would otherwise be. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions, including unemployment, leading to a reduction in borrowers’ income and thus their ability to make mortgage payments and a drop in housing values, which may affect borrower willingness to continue to make mortgage payments when the value of the home is below the mortgage balance. Changes to our estimates could result in a material impact to our results of operations, even in a stable economic environment. For example, better or worse loss development than we had assumed at the end of the prior period could have a material impact on our results. In addition, historically, losses incurred have followed a seasonal trend in which the second half of the year has weaker credit performance than the first half, with higher new notice activity and a lower cure rate.

We rely on our management team and our business could be harmed if we are unable to retain qualified personnel.

Our industry is undergoing a fundamental shift following the mortgage crisis: long-standing competitors have gone out of business and two newly capitalized start-ups that are not encumbered with a portfolio of pre-crisis mortgages have been formed. Former executives from other mortgage insurers have joined these two new competitors. In addition, in January 2014, a worldwide insurer and reinsurer with mortgage insurance operations in Europe announced that it had completed the purchase of a competitor, CMG Mortgage Insurance Company, and that it had received approval as an eligible insurer from both GSEs. Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business, and there can be no assurance that we would be able to employ a suitable replacement for the departing individuals, or that a replacement could be hired on terms that are favorable to us. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart.

Our reinsurance transactions with unaffiliated reinsurers allow each reinsurer to terminate such reinsurer’s portion of the transactions on a run-off basis if during any six month period prior to July 1, 2015, two or more of our top five executives depart, the departures result in a material adverse impact on our underwriting and risk management practices or policies, and such reinsurer timely objects to the replacements of such executives. We view such a termination as unlikely.

Loan modification and other similar programs may not continue to provide benefits to us and our losses on loans that re-default can be higher than what we would have paid had the loan not been modified.

Beginning in the fourth quarter of 2008, the federal government, including through the Federal Deposit Insurance Corporation and the GSEs, and several lenders implemented programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. During 2012, 2013 and the first nine months of 2014, we were notified of modifications that cured delinquencies that had they become paid claims would have resulted in approximately $1.2 billion, $1.0 billion and $620 million, respectively, of estimated claim payments. As noted below, we cannot predict with a high degree of confidence what the ultimate re-default rate on these modifications will be. Although the recent re-default rate has been lower, for internal reporting and planning purposes, we assume approximately 50% of these modifications will ultimately re-default, and those re-defaults may result in future claim payments. Because modifications cure the defaults with respect to the previously defaulted loans, our loss reserves do not account for potential re-defaults unless at the time the reserve is established, the re-default has already occurred. Based on information that is provided to us, most of the modifications resulted in reduced payments from interest rate and/or amortization period adjustments; from 2012 through the first nine months of 2014, approximately 9% resulted in principal forgiveness.

One loan modification program is the Home Affordable Modification Program (“HAMP”) which began in 2009. We believe that it could take several months from the time a borrower has made all of the payments during HAMP’s three month “trial modification” period for the loan to be reported to us as a cured delinquency. We rely on information provided to us by the GSEs and servicers. We do not receive all of the information from such sources that is required to determine with certainty the number of loans that are participating in, have successfully completed, or are eligible to participate in, HAMP. We are aware of approximately 6,190 loans in our primary delinquent inventory at September 30, 2014 for which the HAMP trial period has begun and which trial periods have not been reported to us as completed or cancelled. Through September 30, 2014, approximately 53,990 delinquent primary loans have cured their delinquency after entering HAMP and are not in default. In 2013 and the first nine months of 2014, approximately 17% of our primary cures were the result of a modification, with HAMP accounting for approximately 68% and 67%, respectively, of those modifications in 2013 and the first nine months of 2014. Although the HAMP program has been extended through December 2016, we believe that we have realized the majority of the benefits from HAMP because the number of loans insured by us that we are aware are entering HAMP trial modification periods has decreased significantly since 2010. The interest rates on certain loans modified under HAMP are subject to adjustment five years after the modification was entered into. Such adjustments are limited to an increase of one percentage point per year.

In 2009, the GSEs began offering the Home Affordable Refinance Program (“HARP”). HARP, which is currently scheduled to expire December 31, 2015, allows borrowers who are not delinquent but who may not otherwise be able to refinance their loans under the current GSE underwriting standards, to refinance their loans. We allow HARP refinances on loans that we insure, regardless of whether the loan meets our current underwriting standards, and we account for the refinance as a loan modification (even where there is a new lender) rather than new insurance written. As of September 20, 2014, approximately 15% of our primary insurance in force had benefitted from HARP and was still in force.

The effect on us of loan modifications depends on how many modified loans subsequently re-default, which in turn can be affected by changes in housing values. Re-defaults can result in losses for us that could be greater than we would have paid had the loan not been modified. Although the majority of loans modified through HAMP and HARP are current, at this point, we cannot predict with a high degree of confidence what the ultimate re-default rate will be. Eligibility under certain loan modification programs can also adversely affect us by creating an incentive for borrowers who are able to make their mortgage payments to become delinquent in an attempt to obtain the benefits of a modification. New notices of delinquency increase our incurred losses. If legislation is enacted to permit a portion of a borrower’s mortgage loan balance to be reduced in bankruptcy and if the borrower re-defaults after such reduction, then the amount we would be responsible to cover would be calculated after adding back the reduction. Unless a lender has obtained our prior approval, if a borrower’s mortgage loan balance is reduced outside the bankruptcy context, including in association with a loan modification, and if the borrower re-defaults after such reduction, then under the terms of our policy the amount we would be responsible to cover would be calculated net of the reduction.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.

The factors that affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders,

•	the level of home mortgage interest rates and the deductibility of mortgage interest for income tax purposes,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinanced loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

As noted above, the CFPB rules implementing laws requiring mortgage lenders to make ability-to-pay determinations prior to extending credit became effective in January 2014. We are uncertain whether this Bureau will issue any other rules or regulations that affect our business or the volume of low down payment home mortgage originations. Such rules and regulations could have a material adverse effect on our financial position or results of operations.

A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our new insurance written and reduce our revenues. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduced number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.”

Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.

As noted above, the FHA substantially increased its market share beginning in 2008 and beginning in 2011, that market share began to gradually decline. It is difficult to predict the FHA’s future market share due to, among other factors, different loan eligibility terms between the FHA and the GSEs, potential changes in guaranty fees and/or loan level price adjustments charged by the GSEs, changes to the FHA’s annual premiums, and the total profitability that may be realized by mortgage lenders from securitizing loans through Ginnie Mae when compared to securitizing loans through Fannie Mae or Freddie Mac.

The level of competition within the private mortgage insurance industry has long been intense and is expected to remain so. Until 2010 the mortgage insurance industry had not had new entrants in many years. Since 2010, two new public companies were formed and began writing business and a worldwide insurer and reinsurer with mortgage insurance operations in Europe completed the purchase of a competitor and is currently writing business. Our private mortgage insurance competitors include:

•	Arch Mortgage Insurance Company,

•	Essent Guaranty, Inc.,

•	Genworth Mortgage Insurance Corporation,

•	National Mortgage Insurance Corporation.

•	Radian Guaranty Inc., and

•	United Guaranty Residential Insurance Company.

The perceived increase in credit quality of loans that are being insured today; the possibility of a decrease in the FHA’s share of the mortgage insurance market; and the significantly more favorable treatment that new mortgage insurance companies, unencumbered with a portfolio of pre-crisis mortgages, are given under the draft GSE Financial Requirements, may encourage additional new entrants, although the lower expected returns that may result from the draft GSE Financial Requirements if adopted as proposed, may discourage additional new entrants.

During 2013 and the first nine months of 2014, approximately 7% and 4%, respectively, of our new insurance written was for loans for which one lender was the original insured and our revenue from such loans was significantly less than 10% of our revenues during each of those periods. Our relationships with our customers could be adversely affected by a variety of factors, including tightening of and adherence to our underwriting requirements, which have resulted in our declining to insure some of the loans originated by our customers and insurance rescissions that affect the customer. We have ongoing discussions with lenders who are significant customers regarding their objections to our rescissions.

In the past several years, we believe many lenders considered financial strength and compliance with the State Capital Requirements as important factors when selecting a mortgage insurer. Lenders may consider compliance with the GSE Financial Requirements important when selecting a mortgage insurer in the future. As noted above, we expect MGIC to be in compliance with the GSE Financial Requirements by the end of the transition period and we expect MGIC’s risk-to-capital ratio to continue to comply with the current State Capital Requirements. However, we cannot assure you that we will comply with such requirements or that we will comply with any revised State Capital Requirements proposed by the NAIC. For more information, see our risk factors titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain significantly more capital in order to maintain our eligibility” and “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

We believe that financial strength ratings may be a significant consideration for participants seeking to secure credit enhancement in the non-GSE mortgage market, which includes most non-QM loans. While this market has been limited since the financial crisis, it may grow in the future. The financial strength ratings of our insurance subsidiaries are lower than those of some competitors and below investment grade levels, therefore, we may be competitively disadvantaged with some market participants. For each of MGIC and MIC, the financial strength rating from Moody’s is Ba3 (with a stable outlook) and from Standard & Poor’s is BB (with a positive outlook). It is possible that MGIC’s and MIC’s financial strength ratings could decline from these levels. Our ability to participate in the non-GSE market could depend on our ability to secure investment grade ratings for our mortgage insurance subsidiaries.

If the GSEs no longer operate in their current capacities, for example, due to legislative or regulatory action, we may be forced to compete in a new marketplace in which financial strength ratings play a greater role. If we are unable to compete effectively in the current or any future markets as a result of the financial strength ratings assigned to our mortgage insurance subsidiaries, our future new insurance written could be negatively affected.

Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders, higher interest rates generally or changes to the deductibility of mortgage interest for income tax purposes, or other factors. The residential mortgage market in the United States had for some time experienced a variety of poor or worsening economic conditions, including a material nationwide decline in housing values, with declines continuing into early 2012 in a number of geographic areas. Although housing values in most markets have recently been increasing, in some markets they remain significantly below their early 2007 levels. Changes in housing values and unemployment levels are inherently difficult to forecast given the uncertainty in the current market environment, including uncertainty about the effect of actions the federal government has taken and may take with respect to tax policies, mortgage finance programs and policies, and housing finance reform.

The mix of business we write affects the likelihood of losses occurring, our Minimum Required Assets for purposes of the draft GSE Financial Requirements, and our premium yields.

Even when housing values are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include loans with loan-to-value ratios over 95% (or in certain markets that have experienced declining housing values, over 90%), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or higher total debt-to-income ratios, as well as loans having combinations of higher risk factors. As of September 30, 2014, approximately 19.6% of our primary risk in force consisted of loans with loan-to-value ratios greater than 95%, 5.9% had FICO credit scores below 620, and 6.0% had limited underwriting, including limited borrower documentation, each attribute as determined at the time of loan origination. A material portion of these loans were written in 2005 — 2007 or the first quarter of 2008. In accordance with industry practice, loans approved by GSEs and other automated underwriting systems under “doc waiver” programs that do not require verification of borrower income are classified by us as “full documentation.” For additional information about such loans, see footnote (1) to the Additional Information contained in this press release.

The Minimum Required Assets for purposes of the draft GSE Financial Requirements are, in part, a function of the direct risk-in-force and the risk profile of the loans we insure, considering loan-to-value ratio, credit score, vintage, HARP status and delinquency status. Therefore, if our direct risk-in-force increases through increases in new insurance written, or if our mix of business changes to include loans with higher loan-to-value ratios or lower credit scores, for example, we will be required to hold more Available Assets in order to maintain GSE eligibility.

Historically, the level of competition within the private mortgage insurance industry has been intense and it is not expected to diminish given the presence of new entrants. Effective in December 2013, we reduced all of our borrower-paid monthly premium rates and most of our single premium rates to match competition. Effective in September 2014, we reduced many of our lender-paid single premium rates to match competition, although in certain states these reductions are pending regulatory approval. During most of 2013, when almost all of our single premium rates were above those most commonly used in the market, single premium policies were approximately 10% of our total new insurance written; they were approximately 14% in the first nine months of 2014. In addition, during periods of declining loan originations, lenders may seek to expand their mortgage lending businesses by requesting discounts from mortgage insurers in order to offer products that are less expensive to borrowers or by requesting more liberal underwriting requirements.

From time to time, in response to market conditions, we change the types of loans that we insure and the requirements under which we insure them. In 2013, we liberalized our underwriting guidelines somewhat, in part through aligning most of our underwriting requirements with Fannie Mae and Freddie Mac for loans that receive and are processed in accordance with certain approval recommendations from a GSE automated underwriting system. As a result of the liberalization of our underwriting requirements, the migration of marginally lower FICO business from the FHA to us and other private mortgage insurers and other factors, our business written in the last several quarters is expected to have a somewhat higher claim incidence than business written in recent years. However, we believe this business presents an acceptable level of risk. Our underwriting requirements are available on our website at http://www.mgic.com/underwriting/index.html. We monitor the competitive landscape and will make adjustments to our pricing and underwriting guidelines as warranted. We also make exceptions to our underwriting requirements on a loan-by-loan basis and for certain customer programs. Together, the number of loans for which exceptions were made accounted for fewer than 2% of the loans we insured in 2013 and the first nine months of 2014.

As noted above in our risk factor titled “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis,” in 2013, we entered into a quota share reinsurance transaction with a group of unaffiliated reinsurers. Although that transaction reduces our premium yields, the transaction will have a lesser impact on our overall results, as losses ceded under this transaction reduce our losses incurred and the ceding commission we receive reduces our underwriting expenses. As of September 30, 2014, we have accrued a profit commission receivable of $69 million, which is included in other assets on our consolidated balance sheet. This receivable is expected to grow materially through the term of the agreement, but the ultimate amount of the commission will depend on the ultimate level of premiums earned and losses incurred under the agreement. Any profit commission would be paid to us upon termination of the reinsurance agreement. The reinsurers are required to maintain trust funds or letters of credit to support recoverable balances for reinsurance, such as loss reserves, paid losses, prepaid reinsurance premiums and profit commissions. As such forms of collateral are in place, we have not established an allowance against these balances.

During the second quarter of 2012, we began writing a portion of our new insurance under an endorsement to our master policy (the “Gold Cert Endorsement”). Our Gold Cert Endorsement limits our ability to rescind coverage under certain circumstances. As of September 30, 2014, approximately 25% of our flow, primary insurance in force was written under our Gold Cert Endorsement. However, approximately 65% and 75% of our flow, primary new insurance written in 2013 and the first nine months of 2014, respectively, was written under this endorsement. The Gold Cert Endorsement is filed as Exhibit 99.7 to our quarterly report on Form 10-Q for the quarter ended March 31, 2012 (filed with the SEC on May 10, 2012).

We revised our master policy to, among other things, comply with various requirements the GSEs have communicated to the industry. These requirements contain limitations on rescission rights that, while generally similar, differ in some respects from the limitations in our Gold Cert Endorsement. The GSEs require the new master policy be used for all loans sold to them with an application date on or after October 1, 2014.

As of September 30, 2014, approximately 1.5% of our primary risk in force written through the flow channel, and 20.8% of our primary risk in force written through the bulk channel, consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. If interest rates should rise between the time of origination of such loans and when their interest rates may be reset, claims on ARMs and adjustable rate mortgages whose interest rates may only be adjusted after five years would be substantially higher than for fixed rate loans. In addition, we have insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.

Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting requirements. We do, however, believe that given the various changes in our underwriting requirements that were effective beginning in the first quarter of 2008, our insurance written beginning in the second quarter of 2008 will generate underwriting profits.

The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.

We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.

We continue to experience material losses, especially on the 2006 and 2007 books. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, there is significant uncertainty surrounding what our ultimate losses will be on our 2006 and 2007 books. Our current expectation is that the incurred and paid losses from these books, although declining, will continue to generate a material portion of our total incurred and paid losses for a number of years.

It is uncertain what effect the extended timeframes in the foreclosure process will have on us.

Over the past several years, the average time it takes to receive a claim associated with a defaulted loan has increased. This is, in part, due to new loss mitigation protocols established by servicers and to changes in some state foreclosure laws that may include, for example, a requirement for additional review and/or mediation processes. Unless a loan is cured during a foreclosure delay, at the completion of the foreclosure, additional interest and expenses may be due to the lender from the borrower. In some circumstances, our paid claim amount may include some additional interest and expenses.

We are susceptible to disruptions in the servicing of mortgage loans that we insure.

We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation. The resulting reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. In addition, recent housing market trends have led to significant increases in the number of delinquent mortgage loans requiring servicing. These increases have strained the resources of servicers, reducing their ability to undertake mitigation efforts that could help limit our losses, and have resulted in an increasing amount of delinquent loan servicing being transferred to specialty servicers. The transfer of servicing can cause a disruption in the servicing of delinquent loans. Future housing market conditions could lead to additional increases in delinquencies. Managing a substantially higher volume of non-performing loans could lead to increased disruptions in the servicing of mortgages.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. The factors affecting the length of time our insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.

Our persistency rate was 82.8% at September 30, 2014, compared to 79.5% at December 31, 2013, and 79.8% at December 31, 2012. During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.

Our persistency rate is affected by the level of current mortgage interest rates compared to the mortgage coupon rates on our insurance in force, which affects the vulnerability of the insurance in force to refinancing. Due to refinancing, we have experienced lower persistency on our 2009 through 2011 books of business. This has been partially offset by higher persistency on our older books of business reflecting the more restrictive credit policies of lenders (which make it more difficult for homeowners to refinance loans), as well as declines in housing values. Future premiums on our insurance in force represent a material portion of our claims paying resources.

Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.

As noted above under our risk factor titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain significantly more capital in order to maintain our eligibility,” if the draft PMIERs are implemented as released, we would consider seeking non-dilutive debt capital to mitigate the shortfall in Available Assets. However, there can be no assurance that we would not have to raise additional equity capital. Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.

We have $389.5 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. We have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also convertible into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We may elect to pay cash for some or all of the shares issuable upon a conversion of the debentures. We also have $345 million principal amount of 5% Convertible Senior Notes and $500 million principal amount of 2% Convertible Senior Notes outstanding. The 5% Convertible Senior Notes are convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.4186 shares per $1,000 principal amount at any time prior to the maturity date. This represents an initial conversion price of approximately $13.44 per share. Prior to January 1, 2020, the 2% Convertible Senior Notes are convertible only upon satisfaction of one or more conditions. One such condition is that during any calendar quarter commencing after March 31, 2014, the last reported sale price of our common stock for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter be greater than or equal to 130% of the applicable conversion price on each applicable trading day. The notes are convertible at an initial conversion rate, which is subject to adjustment, of 143.8332 shares per $1,000 principal amount. This represents an initial conversion price of approximately $6.95 per share. 130% of such conversion price is $9.03. On or after January 1, 2020, holders may convert their notes irrespective of satisfaction of the conditions. We do not have the right to defer interest on our Convertible Senior Notes. For a discussion of the dilutive effects of our convertible securities on our earnings per share, see Note 6 — “Earnings (Loss) per Share” to our consolidated financial statements in our Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014.

Our debt obligations materially exceed our holding company cash and investments

At September 30, 2014, we had approximately $517 million in cash and investments at our holding company and our holding company’s debt obligations were $1,297 million in aggregate principal amount, consisting of $62 million of Senior Notes due in November 2015, $345 million of Convertible Senior Notes due in 2017, $500 million of Convertible Senior Notes due in 2020 and $390 million of Convertible Junior Debentures due in 2063. Annual debt service on the debt outstanding as of September 30, 2014, is approximately $66 million.

The Senior Notes, Convertible Senior Notes and Convertible Junior Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. Our holding company has no material sources of cash inflows other than investment income. The payment of dividends from our insurance subsidiaries, which other than raising capital in the public markets is the principal source of our holding company cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity. Since 2008, MGIC has not paid any dividends to our holding company. Through 2014, MGIC cannot pay any dividends to our holding company without approval from the OCI. Any additional capital contributions to our subsidiaries would decrease our holding company cash and investments.

We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.

As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.

Our Australian operations may suffer significant losses.

We began international operations in Australia, where we started to write business in June 2007. Since 2008, we are no longer writing new business in Australia. Our existing risk in force in Australia is subject to the risks described in the general economic and insurance business-related factors discussed above. In addition to these risks, we are subject to a number of other risks from having deployed capital in Australia, including foreign currency exchange rate fluctuations and interest-rate volatility particular to Australia.